EXHIBIT 99.2

Item 6. Selected Financial Data

You should read the Selected Financial Data in conjunction with Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our Consolidated Financial Statements and Notes thereto and other financial information contained elsewhere in this Annual Report on Form 10-K.

(In thousands, except per share amounts)		Year Ended December 31,
Consolidated Statement of Operations Data:	2008	2007	2006	2005	2004
Revenues:
New vehicle	$1,071,869	$1,400,085	$1,330,106	$1,133,927	$1,008,007
Used vehicle	514,549	617,900	601,655	542,124	483,611
Finance and insurance	72,758	92,672	90,014	78,921	67,767
Service, body and parts	263,796	261,647	229,650	196,141	175,197
Fleet and other	4,825	4,602	5,153	3,547	6,054
Total revenues	1,927,797	2,376,906	2,256,578	1,954,660	1,740,636
Cost of sales	1,594,604	1,973,093	1,868,357	1,607,697	1,438,689
Gross profit	333,193	403,813	388,221	346,963	301,947
Goodwill impairment	272,503	-	-	-	-
Other asset impairments	21,572	-	-	-	-
Selling, general and administrative	284,551	315,742	292,247	251,354	228,986
Depreciation and amortization	16,644	15,766	12,506	9,981	9,321
Operating income (loss)	(262,077)	72,305	83,468	85,628	63,640
Floorplan interest expense	(18,911)	(21,917)	(22,921)	(9,674)	(7,942)
Other interest expense	(16,319)	(14,788)	(11,331)	(8,893)	(6,404)
Other income, net	6,617	614	767	827	479
Income (loss) from continuing operations before
income taxes	(290,690)	36,214	49,983	67,888	49,773
Income tax (provision) benefit	91,653	(14,700)	(19,273)	(26,224)	(19,289)
Income (loss) from continuing operations	(199,037)	21,514	30,710	41,664	30,484
Income (loss) from discontinued operations, net
of tax	(53,549)	35	6,594	11,963	15,128
Net income (loss)	$(252,586)	$21,549	$37,304	$53,627	$45,612
Basic income (loss) per share from continuing
operations	$(9.94)	$1.10	$1.58	$2.17	$1.62
Basic income (loss) per share from discontinued
operations	(2.68)	-	0.33	0.63	0.81
Basic net income (loss) per share	$(12.62)	$1.10	$1.91	$2.80	$2.43
Shares used in basic per share	20,017	19,530	19,485	19,175	18,773
Diluted income (loss) per share from continuing
operations	$(9.94)	$1.06	$1.48	$2.00	$1.54
Diluted income (loss) per share from
discontinued operations	(2.68)	-	0.29	0.55	0.73
Diluted net income (loss) per share	$(12.62)	$1.06	$1.77	$2.55	$2.27
Shares used in diluted per share	20,017	22,082	22,102	21,807	20,647
Cash dividends declared per common share	$0.47	$0.56	$0.54	$0.44	$0.31

Factors Affecting Comparability
Stock-based compensation expense included
as a component of selling, general and
administrative expense	$1,725	$3,384	$3,534	$490	$164
Loss (gain) related to undesignated interest rate
swaps included as a component of floorplan
interest expense	545	-	(1,921)	4,081	3,726
Ineffectiveness related to interest rate swaps
included as a component of floorplan interest
expense	363	73	-	-	-
(In thousands)	As of December 31,
Consolidated Balance Sheet Data:	2008	2007	2006	2005	2004
Working capital	$99,524	$193,447	$149,701	$156,446	$124,277
Inventories	422,812	601,759	603,306	606,047	535,347
Total assets	1,133,459	1,626,735	1,579,357	1,452,714	1,255,720
Flooring notes payable	337,700	451,590	499,679	530,452	450,860
Current maturities of long-term debt	78,634	13,327	16,557	6,868	6,565
Long-term debt, less current maturities	265,184	455,495	392,383	290,551	267,311
Total stockholders’ equity	248,343	508,212	493,393	460,231	405,246

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion in conjunction with Item 1. “Business,” Item 1A. “Risk Factors” and our Consolidated Financial Statements and Notes thereto.

Overview
We are a leading operator of automotive franchises and retailer of new and used vehicles and services. As of March 16, 2009, we offered 27 brands of new vehicles and all brands of used vehicles in 92 stores in the United States and over the Internet. We sell new and used cars and light trucks; sell replacement parts; provide vehicle maintenance, warranty, paint and repair services; and arrange related financing, service contracts, protection products and credit insurance for our automotive customers.

While the U.S. has not experienced a slower auto retail environment in 50 years, in January and February 2009, traffic in our stores was up over our December 2008 traffic. In addition, we believe that we are realizing success from our recent marketing efforts and our continuing cost cutting initiatives to help mitigate the slowing sales environment.

We believe that adhering to strict cost-cutting measures and improving our balance sheet by reducing debt and preserving cash, while still focusing on satisfying our customers, should enable us to come through the tough economic times as a stronger, more viable company. However, no assurances can be given that industry sales will not experience a further decline, or that our restructuring plan will be of sufficient magnitude to guarantee success in a declining market.

Economic Environment During 2008
As discussed in Overview in Item 1, “Business,” above, during 2008, overall macroeconomic issues have reduced consumers’ desire and ability to purchase automobiles. An additional factor negatively impacting auto sales has been a reduction in available options for consumer auto loans. The manufacturers’ captive financing companies have suffered additional pressure as the financial crisis has raised their cost of funds and reduced their access to capital. This has prevented them from offering as many incentives designed to drive sales, such as subsidized interest rates and the amount of loan to value they are willing to advance on vehicles.

The number of customers visiting our stores has significantly declined from prior years. We believe one of the reasons showroom traffic has suffered is that customers are assuming that financing is not available or that they would not qualify for vehicle financing. One of the main objectives of our recent advertising has focused on overcoming this obstacle and communicating that consumer vehicle financing continues to be available. This is evidenced by the fact that we were still able to arrange financing on approximately 73% of the vehicles we sold during the fourth quarter of 2008, although at substantially lower volumes.

In addition, both new and used vehicle sales have been impacted in 2008 by declining valuations for most used vehicles. Fewer customers are trading in their used vehicles as the value many could receive is less than what they currently owe. This has negatively affected our new vehicle sales as many potential customers are not able to obtain financing to absorb the amount owed on their trade in as well as the cost of the new vehicle.

Restructuring and Cost-Cutting Initiatives
As the economic environment continued to deteriorate in the second half of 2008, we continued to take steps to achieve profitably in the current adverse market conditions, as well as to position ourselves for our long-term growth objectives. The restructuring plan we announced on June 2, 2008 was subsequently expanded to include additional initiatives. As of March 16, 2009, we identified a total of 31 stores for divestiture and, as of this date, 12 of these stores had been sold, 4 had been closed, and 15 remained for sale, one of which had a preliminary agreement signed for its sale. These actions will reduce our store count by approximately one-fourth and will move us closer to our goal of a long term 50/50 domestic/import new vehicle sales mix.

Our restructuring plans also included the following cost cutting measures:

  Re-aligning store management personnel and duties;

  Reducing non-production headcount across the company;

  Reducing non-essential store expenses;

  Consolidating vendors and negotiating favorable payment terms;

  Reducing all corporate level expenses where possible; and

  Further centralizing offices by region.

In addition to the store divestitures discussed above, the following restructuring actions are underway to help preserve capital and improve profitability:

  Deferring all uncommitted capital expenditures;

  Selling certain development property and other assets, including aircraft and excess land;

  Financing certain unfinanced real estate;

  Postponing acquisitions until prices stabilize; and

  Adjusting inventory levels to meet consumers’ shift in demand for new and used vehicles.

The above actions have allowed us to achieve approximately $43 million of annualized savings through December 31, 2008 and we will continue to identify additional cost savings in the future without impacting customer service.

As part of our restructuring plan, the investment in additional L2 locations was placed on hold as we were unwilling to continue to absorb the expected startup losses. After we placed the initiative on hold, certain personnel associated with the project were terminated and others were re-assigned to other areas.

The existing L2 stores have been integrated into the Lithia platform and we are utilizing all of the Lithia systems in the locations. We closed our Loveland L2 location in June 2008 and are currently using the facility in a re-formatted used car operation. In September 2008, we completed the sale of our Cedar Rapids L2 location. We closed our Amarillo L2 location in November 2008 and are currently using the facility in a re-formatted used car operation. We currently operate an L2 location in Lubbock, Texas. However, the Lubbock location has been revamped to essentially operate as a traditional Lithia store to gain operational efficiencies and to unify selling systems across the organization.

We did not incur any material severance, lease termination or other restructuring charges related to any of these restructuring actions in 2008.

Manufacturer Information
Historically, manufacturers have offered incentives on new vehicle sales through a combination of repricing strategies, rebates, lease programs, early lease cancellation programs and low interest rate loans to consumers. Through the first half of 2008, this strategy continued. However, in response to tightening in credit markets, in the third quarter of 2008, we saw a shift away from leasing and subsidized financing to dealer and consumer rebates and repricing strategies.

In July 2008, Chrysler Financial announced the termination of its lease program. We have not seen a significant impact due to this change as the majority of our transactions with Chrysler Financial are retail installment contracts, not leases. We have received additional retail incentives as a result of the termination of its lease program and may receive additional incentives in the future.

In October 2008, the domestic automakers approached Congress seeking government assistance. As part of these hearings, each manufacturer provided an update on their current financial situation as well as their outlook for 2009 and beyond. In the course of the hearings, it became clear that without immediate assistance, both Chrysler and General Motors (“GM”) faced the possibility of insolvency as early as January 2009.

In December 2008, the federal government provided $17.4 billion in bridge loans to both Chrysler and GM. Stipulated with the loans was the condition that both manufacturers return to the Treasury in February 2009 and provide a restructuring plan.

At the time of this filing, both Chrysler and GM have provided their plans to the Treasury requesting up to $39 billion in total support, including the $17.4 billion already provided, and are acting on those plans. However, the response by the federal government to these strategies remains unknown. We believe that in the event either or both plans are rejected, a Chapter 11 bankruptcy filing would occur. We have developed contingency plans to respond in the event of such a filing. No assurances can be given that our contingency plans will be adequate to address the magnitude of these scenarios.

Goodwill and Other Asset Impairment Charges
Our financial results for 2008 included $299.2 million of goodwill and other asset impairment charges included as a component of operating loss and an additional $71.9 million as a component of discontinued operations. See Notes 1, 5, 6 and 19 of Notes to Consolidated Financial Statements for additional information.

Gain on Early Retirement of Senior Subordinated Convertible Notes
During the third and fourth quarters of 2008, we redeemed a total of half, or $42.5 million principal amount, of our senior subordinated convertible notes at a discount, which resulted in a gain on early retirement of $5.2 million, which was included as a component of other income, net on our consolidated statement of operations. As of December 31, 2008, $42.5 million of our senior subordinated convertible notes remained outstanding.

Pro Forma Results of Operations
On a non-GAAP basis, the elimination of the effect of the non-cash impairment charges and the gain on early retirement of debt would have resulted in a net improvement of our net loss before taxes by approximately $293.9 million to net income before taxes of $3.2 million in 2008. In addition, excluding the non-cash impairment charges and the gain on early retirement of debt of $(10.05) per share in continuing operations and $(12.28) per share including discontinued operations, on a non-GAAP basis we had income of $0.11 per diluted share from continuing operations, and a loss of $(0.34) per diluted share including discontinued operations. The loss recorded under GAAP was $(9.94) per diluted share from continuing operations and $(12.62) per diluted share including discontinued operations. For a reconciliation of the non-GAAP financial data, see “Pro Forma Reconciliations,” below. The financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as net income and diluted earnings per share from continuing operations, adjusted in each case to exclude certain disclosed items. As required by SEC rules, we have provided reconciliations of these measures to the most directly comparable GAAP measures, which are set forth herein. We believe that the non-GAAP financial measures improve the transparency of our disclosure, provide a meaningful presentation of our results from our core business operations excluding the impact of items not related to our ongoing core business operations, and improve the period-to-period comparability of our results from our core business operations.

Outlook
We anticipate a continued weak economic environment in 2009. Despite the economic weakness, we believe the actions discussed in Restructuring and Cost-Cutting Initiatives will help mitigate its impact. As retailers, we are able to reduce many variable costs, a majority of which are personnel related, and adjust our inventories relatively quickly. In addition to these variable costs, we have cut fixed costs totaling approximately $43 million annually. We remain committed to quickly and aggressively responding to any further decline in the overall economy or the automotive retail environment and are prepared to continue to reduce costs if current conditions deteriorate.

In 2008, we believe the impact of gasoline prices on the value of trucks and SUVs and reduced industry sales resulted in below normal profit margins on vehicles. We intend to improve our vehicle margins by improving our inventory mix to meet current demand. This action has resulted in improved margins on both new and used vehicles in the fourth quarter of 2008. We believe that margins in 2009 will be consistent with the margins experienced in the fourth quarter of 2008. We also adjusted our used vehicle inventory mix throughout 2008 and believe that, going into 2009, we are better positioned with a mix of vehicles that customers are currently demanding. Also, as vehicle sales decline, we are emphasizing the more stable, higher-margin service, body and parts business, which improves our overall gross profit margins stated as a percentage of our total revenue.

Results of Continuing Operations
Certain revenue, gross profit margin and gross profit information by product line was as follows for 2008, 2007 and 2006:

		Gross
	Percent of	Profit	Percent of Total
2008	Total Revenues	Margin	Gross Profit
New vehicle	55.6%	7.9%	25.4%
Used vehicle, retail	22.1	11.5	14.8
Used vehicle, wholesale	4.5	(3.0)	(0.9)
Finance and insurance(1)	3.8	100.0	21.8
Service, body and parts	13.7	48.5	38.4
Fleet and other	0.3	32.1	0.5

		Gross
	Percent of	Profit	Percent of Total
2007	Total Revenues	Margin	Gross Profit
New vehicle	58.9%	7.9%	27.3%
Used vehicle, retail	20.9	14.1	17.3
Used vehicle, wholesale	5.1	2.5	0.8
Finance and insurance(1)	3.9	100.0	22.9
Service, body and parts	11.0	48.4	31.4
Fleet and other	0.2	28.9	0.3

		Gross
	Percent of	Profit	Percent of Total
2006	Total Revenues	Margin	Gross Profit
New vehicle	58.9%	8.0%	27.3%
Used vehicle, retail	22.0	14.9	19.1
Used vehicle, wholesale	4.7	3.1	0.8
Finance and insurance(1)	4.0	100.0	23.2
Service, body and parts	10.2	49.3	29.2
Fleet and other	0.2	28.0	0.4

(1)	Commissions reported net of anticipated cancellations.

The following table sets forth selected financial data expressed as a percentage of total revenues for the periods indicated:

	Year Ended December 31, (1)
	2008	2007	2006
Revenues:
New vehicle	55.6%	58.9%	58.9%
Used vehicle	26.6	26.0	26.7
Finance and insurance	3.8	3.9	4.0
Service, body and parts	13.7	11.0	10.2
Fleet and other	0.3	0.2	0.2
Total revenues	100.0%	100.0%	100.0%
Gross profit	17.3	17.0	17.2
Goodwill impairment	14.1	-	-
Other asset impairments	1.1	-	-
Selling, general and administrative expenses	14.8	13.3	13.0
Depreciation and amortization	0.9	0.7	0.5
Operating income (loss)	(13.6)	3.0	3.7
Floorplan interest expense	(1.0)	(0.9)	(1.0)
Other interest expense	(0.8)	(0.6)	(0.5)
Other income, net	0.3	0.0	0.0
Income (loss) from continuing operations before income taxes	(15.1)	1.5	2.2
Income tax benefit (expense)	4.8	(0.6)	(0.9)
Income (loss) from continuing operations	(10.3)%	0.9%	1.4%

(1) The percentages may not add due to rounding.

The following tables set forth the changes in our operating results from continuing operations in 2008 compared to 2007 and in 2007 compared to 2006:

	Year Ended			%
	December 31,		Increase	Increase
(In Thousands)	2008	2007	(Decrease)	(Decrease)
Revenues:
New vehicle	$1,071,869	$1,400,085	$(328,216)	(23.4)%
Used vehicle	514,549	617,900	(103,351)	(16.7)
Finance and insurance	72,758	92,672	(19,914)	(21.5)
Service, body and parts	263,796	261,647	2,149	0.8
Fleet and other	4,825	4,602	223	4.8
Total revenues	1,927,797	2,376,906	(449,109)	(18.9)
Cost of sales:
New vehicle	987,272	1,289,786	(302,514)	(23.5)
Used vehicle	468,079	545,013	(76,934)	(14.1)
Service, body and parts	135,975	135,022	953	0.7
Fleet and other	3,278	3,272	6	0.2
Total cost of sales	1,594,604	1,973,093	(378,489)	(19.2)
Gross profit	333,193	403,813	(70,620)	(17.5)
Goodwill impairment	272,503	-	272,503	n/a
Other asset impairments	21,572	-	21,572	n/a
Selling, general and administrative	284,551	315,742	(31,191)	(9.9)
Depreciation and amortization	16,644	15,766	878	5.6
Operating income (loss)	(262,077)	72,305	(334,382)	(462.5)
Floorplan interest expense	(18,911)	(21,917)	(3,006)	(13.7)
Other interest expense	(16,319)	(14,788)	1,531	10.4
Other income, net	6,617	614	6,003	977.7
Income (loss) from continuing operations before
income taxes	(290,690)	36,214	(326,904)	(902.7)
Income tax benefit (expense)	91,653	(14,700)	(106,353)	(723.5)
Income (loss) from continuing operations	$(199,037)	$21,514	$(220,551)	(1,025.2)%

	Year Ended			%
	December 31,		Increase	Increase
	2008	2007	(Decrease)	(Decrease)
New units sold	36,435	47,640	(11,205)	(23.5)%
Average selling price per new vehicle	$29,419	$29,389	$30	0.1

Used retail units sold	25,477	29,180	(3,703)	(12.7)
Average selling price per used retail vehicle	$16,724	$17,027	$(303)	(1.8)

Used wholesale units sold	14,814	18,079	(3,265)	(18.1)
Average selling price per used wholesale vehicle	$5,972	$6,696	$(724)	(10.8)

Finance and insurance sales per retail unit	$1,175	$1,206	$(31)	(2.6)

	Year Ended			%
	December 31,		Increase	Increase
(In Thousands)	2007	2006	(Decrease)	(Decrease)
Revenues:
New vehicle	$1,400,085	$1,330,106	$69,979	5.3%
Used vehicle	617,900	601,655	16,245	2.7
Finance and insurance	92,672	90,014	2,658	3.0
Service, body and parts	261,647	229,650	31,997	13.9
Fleet and other	4,602	5,153	(551)	(10.7)
Total revenues	2,376,906	2,256,578	120,328	5.3
Cost of sales:
New vehicle	1,289,786	1,223,978	65,808	5.4
Used vehicle	545,013	524,284	20,729	4.0
Service, body and parts	135,022	116,384	18,638	16.0
Fleet and other	3,272	3,711	(439)	(11.8)
Total cost of sales	1,973,093	1,868,357	104,736	5.6
Gross profit	403,813	388,221	15,592	4.0
Selling, general and administrative	315,742	292,247	23,495	8.0
Depreciation and amortization	15,766	12,506	3,260	26.1
Operating income	72,305	83,468	(11,163)	(13.4)
Floorplan interest expense	(21,917)	(22,921)	(1,004)	(4.4)
Other interest expense	(14,788)	(11,331)	3,457	30.5
Other income, net	614	767	(153)	(19.9)
Income from continuing operations before income
taxes	36,214	49,983	(13,769)	(27.5)
Income tax expense	(14,700)	(19,273)	(4,573)	(23.7)
Income from continuing operations	$21,514	$30,710	$(9,196)	(29.9)%

	Year Ended			%
	December 31,		Increase	Increase
	2007	2006	(Decrease)	(Decrease)
New units sold	47,640	47,674	(34)	(0.1)%
Average selling price per new vehicle	$29,389	$27,900	$1,489	5.3

Used retail units sold	29,180	30,335	(1,155)	(3.8)
Average selling price per used retail vehicle	$17,027	$16,333	$694	4.2

Used wholesale units sold	18,079	17,186	893	5.2
Average selling price per used wholesale vehicle	$6,696	$6,180	$516	8.3

Finance and insurance sales per retail unit	$1,206	$1,154	$52	4.5%

Revenues
Total revenues decreased 18.9% and increased 5.3%, respectively, in 2008 compared to 2007 and in 2007 compared to 2006.

The decrease in 2008 compared to 2007 primarily resulted from reduced demand and decreased same-store sales, which were brought on by the challenging retail environment, higher fuel prices, tighter credit environment, declines in available home equity, low consumer confidence and the weak economy.

The increase in 2007 compared to 2006 was a result of acquisitions, partially offset by a 2.8% decrease in same-store sales, excluding fleet. 2007 faced a difficult comparison with 2006 when total same-store sales grew by 4.1%. The decrease in same-store sales in 2007 was also impacted by a weak retail sales environment, especially with our domestic brands.

Same-store sales percentage increases (decreases) were as follows:

	2008 compared to 2007	2007 compared to 2006
New vehicle retail, excluding fleet	(24.1)%	(2.8)%
Used vehicle, retail	(15.6)	(7.9)
Used vehicle, wholesale	(28.6)	5.9
Total vehicle sales, excluding fleet	(22.3)	(3.6)
Finance and insurance	(21.1)	(2.3)
Service, body and parts	0.3	4.0
Total sales, excluding fleet	(19.7)	(2.8)

Same-store sales are calculated for stores that were in operation as of December 31, 2007, and only including the months of operations for both comparable periods. For example, a store acquired in June 2007 would be included in same store operating data beginning in July 2007, after its first full complete comparable month of operation. Thus, operating results for same store comparisons would include only the periods of July through December of both comparable years.

Penetration rates for certain products were as follows:

	2008	2007	2006
Finance and insurance	75%	76%	75%
Service contracts	43	44	44
Lifetime oil change and filter	35	37	39

2008 Compared to 2007
The decline in same-store total vehicle sales, excluding fleet, in 2008 compared to 2007 was primarily a result of the retail environment, but was exacerbated by our heavier domestic automaker exposure. Through the second quarter of 2008, increasing gas prices pushed consumer demand towards smaller, more fuel-efficient vehicles. However, as gas prices have decreased, demand for heavier trucks and SUVs has returned. However, this trend was more than offset by a decline in the overall macroeconomic environment, as the majority of automakers experienced double digit declines in sales when compared to the prior year. The average price of new vehicles sold in 2008 increased slightly over the average prices for 2007, but the number of vehicles sold was significantly lower. Vehicle prices increased in 2008 compared to 2007 due to a higher average invoice cost and also due to a shift away from the volume based strategy we adopted in prior years. The average price of used vehicles sold decreased in 2008 compared to 2007 as we worked through an inventory of vehicles that was not in high demand, a shift towards cars and away from trucks and as a reduction in available credit decreased the amount of financing customers could obtain, which resulted in lower average transactions.

Our finance and insurance sales were down in 2008 compared to 2007, both on an overall basis and a same-store basis, primarily due to the overall decline in vehicles sold combined with a decline in the average warranty and other finance product sales per retail unit. As fewer credit challenged customers were able to receive financing, the overall mix of customers had improved credit quality. As there are more lenders for stronger credit customers, loans are more competitive and less profitable to us. Additionally, the tightening of credit markets has limited the payment to income and debt to income ratios that are required by lenders, reducing the opportunity to add insurance and warranty products as their impact on payment may exceed financing limits. However, despite the tightening of the credit markets, we were able to maintain our finance and insurance penetration rate at 75% in 2008.

Our service, body and parts business was less affected by the challenging economic environment in 2008 than our other business lines. This demonstrates the counter-cyclicality of this component of our business. We focus on customer satisfaction in an effort to keep our customers returning to our facilities for their service needs. Warranty work accounts for approximately 21% of our same-store service, body and parts sales. Same-store warranty sales in 2008 were up 3.4% compared to 2007. Our domestic brand warranty work increased by 6.5%, while import/luxury warranty work increased by 1.4%. The customer pay service and parts business, which represented approximately 79% of the total service, body and parts business in 2008, was down 0.5% on a same-store basis compared to 2007.

2007 Compared to 2006
The decline in new vehicle same-store sales in 2007 compared to 2006 was primarily due to a slowing sales environment in 2007 and declining sales of domestic manufacturers’ vehicles that represented a large percentage of our new vehicle sales. Due to aggressive manufacturer incentive programs in 2006, which were not sustained at the same level in 2007, same-store new vehicle unit sales were down 6.1% in 2007 compared to 2006. The decrease in same-store unit sales was partially offset by a 3.5% increase in same-store average selling prices.

The decline in same-store used retail vehicle sales in 2007 compared to 2006 was primarily due to the slowing sales environment mentioned above. Same-store used retail unit sales decreased 9.9% in 2007 compared to 2006. The same-store unit decrease was partially offset by a 2.3% increase in same-store average selling prices.

The increase in used wholesale vehicle same-store sales in 2007 compared to 2006 resulted from a 7.2% increase in same-store average selling prices, partially offset by a 1.3% decrease in same-store unit sales.

Same-store finance and insurance sales were negatively affected in 2007 compared to 2006 by decreases in same-store vehicle unit sales, which lowered the overall opportunity for finance and insurance sales. This was offset by a 5.8% increase in the finance and insurance sales per unit in 2007 compared to 2006.

The increase in same-store service, body and parts sales in 2007 compared to 2006 was primarily due to a 3.9% increase in the customer-paid portion of the business. The customer-paid portion of the business excludes warranty and represented approximately 81% of total service, body and parts sales in 2007. In addition, we realized a 4.0% increase in same-store warranty sales.

Gross Profit
Gross profit decreased $70.6 million in 2008 compared to 2007 and increased $15.6 million in 2007 compared to 2006. The decrease in 2008 compared to 2007 primarily resulted from decreased total revenues, while the increase in 2007 compared to 2006 was primarily due to increased total revenues.

Gross profit margins achieved were as follows:

	Year Ended December 31,		Basis Point
	2008	2007	Change*
New vehicle	7.9%	7.9%	- bp
Retail used vehicle	11.5	14.1	(260)
Wholesale used vehicles	(3.0)	2.5	(550)
Finance and insurance	100.0	100.0	-
Service, body and parts	48.5	48.4	10
Overall	17.3	17.0	30

	Year Ended December 31,		Basis Point
	2007	2006	Change*
New vehicle	7.9%	8.0%	(10)bp
Retail used vehicle	14.1	14.9	(80)
Wholesale used vehicles	2.5	3.1	(60)
Finance and insurance	100.0	100.0	-
Service, body and parts	48.4	49.3	(90)
Overall	17.0	17.2	(20)

* A basis point is equal to 1/100th of one percent.

2008 Compared to 2007
New vehicle margins were flat in 2008 compared to 2007 as negative effects of the challenging economic environment were offset by a shift in consumer demand to cars vs. trucks and SUVs. Our stores typically target a dollar amount of profit on each vehicle sale, rather than a percentage. As such, when the average vehicle sale price declines but the profit remains consistent, margins are positively affected. Margins were up on new cars, while they were down on trucks and SUVs as we lowered pricing on these vehicles in order to clear out older inventory. Given the reduced number of new vehicle sales transactions, we implemented training and focused our stores on maintaining the profit on each vehicle retailed. This focus helped to offset the broader impact on revenues and margins due to the declining economy.

The challenging retail environment led to the declines in gross profit margins in retail and wholesale used vehicle sales in 2008 compared to 2007. We adjusted the pricing on our used vehicle inventories due to a shift in the types of used vehicles in demand in an effort to reduce inventory levels and lower amounts outstanding on our credit facility. Also, the tightening of the credit markets affected the ability of customers to obtain financing, and reduced the overall amount of credit available to each customer. As such, customers sought out lower priced used vehicles. This shift, which improves margins as we target a specific dollar amount of profit per transaction rather than a percentage, helped to offset some of the pricing adjustments discussed above.

Service, body and parts gross margins increased in 2008 compared to 2007 due to concentration on maximizing all profit opportunities in the service drive through the sale of additional service work and fewer consumer discounts and promotions, partially offset by the continued shift to parts and accessories business and more competitive pricing on service work in order to emphasize volume. As vehicle sales decline, more expensive service work is required due to the increased average age of vehicles in service. We expect this trend to positively impact our operations until the new car market recovers.

2007 Compared to 2006
Gross profit margins for both new vehicle and retail used vehicle sales decreased in 2007 compared to 2006 primarily as a result of the slowing retail sales environment.

The decrease in wholesale used vehicle gross profit margin in 2007 compared to 2006 was due to wholesale market conditions and a focus on retailing more used vehicles. Our ability to provide customers with a better value for their trade-ins, offering closer to their true market value, has been improved by our use of technology. This improves our ability to retail new vehicles. However, this lowers the gross profit margin we are able to achieve on the re-sale of the trade-ins we elect to wholesale. In addition, as we focus on retailing more used vehicles, we are left with the lower-quality used vehicles for wholesaling, which also contributed to lower gross profit margins. We dispose of our wholesale used vehicles by using centralized controls, holding our own local used vehicle auctions and managing the disposal of units at larger third party auctions.

Gross profit margins in the service, body and parts business line decreased in 2007 compared to 2006 partially due to a shift in mix towards selling more parts and accessories, which carry lower margins than the service side of the business. However, due to an increase in volume, same–store gross profit increased 1.1% in 2007 compared to 2006.

Goodwill and Other Asset Impairment Charges
Pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets,” we are required to test our goodwill and other indefinite lived intangible assets for impairment at least annually or more frequently if conditions indicate that an impairment may have occurred. In addition, long-lived assets held and used by us and intangible assets with determinable lives are reviewed for impairment whenever events or circumstances indicate that the carrying amount of assets may not be recoverable in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.”

By the second half of 2007, cracks in the credit market brought about by accelerating defaults on home mortgages had begun to appear in various forms including:

  The declining availability of consumer credit at commercially viable rates reducing the breadth of our potential customer base; and

  The willingness (including financial capability) of manufacturers to offer consumer incentives previously relied upon to reinvigorate car sales to sustainable levels customarily experienced by the industry.

The proliferation of these issues resulted in a rapid deterioration of business conditions throughout the second quarter of 2008. Further, rapidly escalating oil prices to unprecedented levels, and the potential for oil prices to increase even more, dramatically affected the confidence of the American consumer. Consequently, these factors diminished their willingness to purchase big-ticket items such as automobiles and, more specifically, the profitable large trucks and SUVs then being offered by many of our manufacturers.

In response to the deterioration of business conditions and the resultant decline in automobile sales, we announced a restructuring plan on June 3, 2008. That plan called for a reduction in store and support personnel, the sale of certain non-essential assets, and the deferral of non-essential expenditures including administrative centralization and operational initiatives. The most significant component of the restructuring was our decision to divest 12 locations.

As a result of our decision to dispose of approximately 10% of our stores, an adverse and rapidly changing business climate, our resultant reduced earnings and cash flow forecast and a significant decline in our market capitalization, we determined that our goodwill and other indefinite lived intangible assets, as well as our other long-lived assets, required an interim impairment test. The interim impairment test required us to update the adjusted present value (“APV”) model used in determining the fair value of our business, and by extension, the valuation of our goodwill.

The unexpected and unprecedented material changes in the economic and credit environment experienced in the first six months of 2008 caused us to revise certain key assumptions in our determination of the fair value of our business. Also, we determined that cost savings, particularly those associated with administrative centralization and operational initiatives could not be realized in the current environment as the dramatic shift in economic conditions caused us to defer their implementation. The total impact of the changes to key assumptions materially reduced the estimated value of our business.

Inherent difficulties existed in forecasting the extent and magnitude of the macroeconomic correction underway, and the effect such a correction would have on our business at the time we were evaluating the recoverability of our goodwill in connection with the finalization of our 2007 recoverability assessment. By the end of the second quarter of 2008, the fundamental changes in the economic landscape were obvious; however, few had the foresight to forecast the degree and speed by which deteriorating credit markets would significantly undermine the overall health of the U.S. economy.

We believe we acted prudently in concluding our goodwill was permanently impaired in the second quarter of 2008, consistent with the realization that the state of the automobile industry had suffered and the effect of the credit crisis had spread throughout the broader economy.

As a result of our analysis, the following impairment charges were recorded within continuing operations in 2008:

Goodwill	$272.5 million
Franchise value and other intangibles	14.6 million
Real estate	4.5 million
Equipment	1.0 million
Terminated construction projects	4.5 million
Other	2.1 million
Total Impairment	$299.2 million

After the charge, and the allocation of goodwill to stores classified within discontinued operations, our remaining balance in goodwill is zero. Following the $14.6 million charge related to our indefinite-lived intangible assets (franchise value), the remaining value of our indefinite-lived intangible assets was approximately $42.0 million as of December 31, 2008. See Notes 1, 5 and 6 of Notes to Consolidated Financial Statements for additional information.

Selling, General and Administrative Expense
Selling, general and administrative expense (“SG&A”) includes salaries and related personnel expenses, facility lease expense, advertising (net of manufacturer cooperative advertising credits), legal, accounting, professional services and general corporate expenses.

SG&A decreased $31.2 million in 2008 compared to 2007 and increased $23.5 million in 2007 compared to 2006. SG&A as a percentage of revenue was 14.8%, 13.3% and 13.0%, respectively, in 2008, 2007 and 2006. The increase in SG&A as a percentage of revenue in 2008 compared to 2007 was primarily due to lower revenues in 2008 compared to 2007 as discussed above, partially offset by cost reduction measures in 2008.

The changes in dollars spent were primarily due to the following:

2008 compared to 2007
Decrease related to salaries, bonuses and benefits	$(12.5) million
Decrease related to sales compensation	(14.1) million
Decrease related to employee benefits	(4.5) million
Decrease related to travel expenses	(3.6) million
Decrease related to workers’ compensation and other
insurance	(2.7) million
Decrease related to stock-based compensation	(1.7) million
Decrease in other expenses	(0.5) million
Increase related to write-off of construction projects and
other assets	5.1 million
Increase related to acquisitions	3.3 million
$(31.2) million

2007 compared to 2006
Increase related to acquisitions	$19.0 million
Increase in employee benefits	2.5 million
Increase related to salaries and bonuses	3.6 million
Increase related to maintenance and services	3.1 million
Increase in other expenses	0.7 million
Decrease related to sales compensation	(5.4) million
$23.5 million

SG&A as a percentage of gross profit is an industry standard for measuring performance relative to SG&A. SG&A as a percentage of gross profit was as follows:

Year Ended December 31,
2008	2007	2006
85.4%	78.2%	75.3%

In 2008, SG&A expense included a $5.1 million charge related to terminated construction projects and other asset write-offs. We endeavored to reduce SG&A expense throughout 2008 as part of our restructuring and cost-cutting plans, and made significant progress based on overall expenditure amounts. However, primarily due to a sharply declining revenue base and a reduction in gross profit, SG&A as a percentage of gross profit increased by 720 basis points in 2008 compared to 2007.

As a result of expenses detailed above, as well as costs related to our investments in personnel for our centralization efforts, L2 Auto and the other initiatives in 2007, SG&A as a percentage of gross profit increased by 290 basis points in 2007 compared to 2006.

Depreciation and Amortization
Depreciation – Buildings is comprised of depreciation expense related to buildings and significant remodels or betterments. Depreciation and Amortization – Other, is comprised of depreciation expense related to furniture, tools and equipment and signage and amortization of certain intangible assets, including customer lists and non-compete agreements.

Depreciation and amortization increased $0.9 million and $3.3 million, respectively, in 2008 compared to 2007 and in 2007 compared to 2006 due to the addition of property and equipment primarily related to our acquisitions, as well as improvements to existing facilities and equipment costs related to our initiatives. The increase in depreciation and amortization has slowed as we have slowed our acquisition and improvement projects and disposed of stores during the weak economic environment.

Operating Income (Loss)
Operating margins of a negative 13.6% in 2008 were due primarily to the goodwill and other asset impairment charges discussed above. In addition, 2008 was negatively affected by increased SG&A and depreciation and amortization as a percentage of revenues as discussed above.

Operating margins decreased by 70 basis points to 3.0% in 2007 compared to 3.7% in 2006 due primarily to the decrease in gross profit margins and increased SG&A and depreciation and amortization as discussed above.

Floorplan Interest Expense
Floorplan interest expense decreased $3.0 million in 2008 compared to 2007. Decreases of $6.8 million due to lower average interest rates and decreases of $0.1 million due to slightly lower average balances outstanding were partially offset by increases related to our interest rate swaps of $3.9 million.

We discontinued one cash flow hedge in the fourth quarter due to the forecasted transaction no longer being probable as expected future levels of floorplan debt will decrease related to planned divestiture activity. Subsequently, the cash flow hedge was re-designated in the fourth quarter. Additionally, we discontinued two cash flow hedges in the fourth quarter. Changes in the market value of $0.5 million related to these swaps during the undesignated periods were recognized in earnings as a component of floorplan interest expense. The remaining increase of $3.4 million related to all other interest rate swaps activity, including ineffectiveness.

Floorplan interest expense decreased $1.0 million in 2007 compared to 2006. In 2006, we recorded a $1.9 million charge to floorplan interest expense related to our interest rate swaps. In 2007, we designated our interest rate swaps as cash flow hedging instruments and, accordingly, changes in the fair value of our interest rate swaps were recorded in Accumulated Other Comprehensive Income. We realized a decrease of $1.0 million as a result of a decrease in the average outstanding balances of our floorplan facilities. In addition, we realized a decrease of $0.6 million as a result of changes in the average interest rates on our floorplan facilities and an increase of $0.6 million related to our interest rate swaps.

Other Interest Expense
Other interest expense includes interest on our senior subordinated convertible notes, debt incurred related to acquisitions, real estate mortgages and our working capital, acquisition and used vehicle line of credit.

Other interest expense increased $1.5 million in 2008 compared to 2007. Changes in the average outstanding balances resulted in an increase of approximately $1.5 million and a reduction in the amount of capitalized interest in 2008 compared to 2007 resulted in a $1.5 million increase. These increases were partially offset by a $1.5 million decrease due to the weighted average interest rate on our debt. Interest expense related to our outstanding senior subordinated convertible notes (the “Notes”) that were issued in May 2004 totaled approximately $2.7 million in 2008 compared to $3.0 million in 2007. During 2008, we repurchased a total of $42.5 million face value of the Notes on the open market. Following our repurchases, interest expense on the Notes totals approximately $386,000 per quarter, which currently consists of $305,000 of contractual interest and $81,000 of amortization of debt issuance costs. The $5.2 million gain on the early retirement of debt is classified in other income, net on the statement of operations.

Other interest expense increased $3.5 million in 2007 compared to 2006. Changes in the average outstanding balances resulted in an increase of approximately $6.4 million. A decrease in the weighted average interest rate on our debt resulted in a $1.2 million decrease in other interest expense and an increase in the amount of capitalized interest in 2007 compared to 2006 resulted in a $1.7 million decrease.

Capitalized interest on construction projects totaled $1.7 million, $3.2 million and $1.5 million, respectively, in 2008, 2007 and 2006.

Other Income, net
Other income, net of $6.6 million in 2008 includes a $5.2 million gain on the early retirement of $42.5 million face value of our Notes. Additionally, a gain of approximately $1.0 million is related to the result of a binding arbitration that was completed in 2008.

Income Tax Expense
Our effective tax rate was (31.5%) in 2008, 40.6% in 2007 and 38.6% in 2006. Our federal income tax rate is 35% and our state income tax rate is currently 3.0%, which varies with the mix of states where our stores are located. We also have certain non-deductible expenses and other adjustments that impact our effective rate. In 2008, a large permanent item related to the impairment of goodwill associated with a prior corporate acquisition reduced the rate. In 2007, the effect of non-deductible expenses was magnified by a decline in income due to the slower sales environment.

Pro Forma Reconciliations
Due to the significant non-cash impairment charges and the gain on early debt retirement recorded in 2008, we are providing our results of operations excluding these items. We believe that each of the non-GAAP financial measures provided improves the transparency of our disclosure, provides a meaningful presentation of our results from core business operations excluding the impact of items not related to our ongoing core business operations, and improves the period-to-period comparability of our results from core business operations.

The following tables reconcile reported GAAP results per the statement of operations to non-GAAP results (in thousands):

Unaudited – Before Tax	Year Ended December 31,
	2008	2007	2006
Income (loss) from continuing operations before income taxes –
as reported	$(290,690)	$36,214	$49,983
Goodwill and other asset impairments	299,170	-	-
Gain on early retirement of debt	(5,248)	-	-
Pretax income from continuing operations – non GAAP	$3,232	$36,214	$49,983

Income (loss) from discontinued operations before income
taxes – as reported	$(85,595)	$1,418	$10,733
Goodwill and other asset impairments	71,893	5,923	911
Pretax income (loss) from discontinued operations – non GAAP	$(13,702)	$7,341	$11,644

Pretax income (loss) – as reported	$(376,285)	$37,632	$60,716
Goodwill and other asset impairments	371,063	5,923	911
Gain on early retirement of debt	(5,248)	-	-
Pretax income (loss) – non GAAP	$(10,470)	$43,555	$61,627

Unaudited – After Tax	Year Ended December 31,
	2008	2007	2006
Income (loss) from continuing operations – as reported	$(199,037)	$21,514	$30,710
Goodwill and other asset impairment, net of tax	204,749	-	-
Gain on early retirement of debt, net of tax	(3,592)	-	-
Income from continuing operations – non GAAP	$2,120	$21,514	$30,710

Income (loss) from discontinued operations, net of tax – as
reported	$(53,549)	$35	$6,594
Goodwill and other asset impairment, net of tax	44,567	3,665	560
Income (loss) from discontinued operations – non GAAP	$(8,982)	$3,700	$7,154

Net income (loss) – as reported	$(252,586)	$21,549	$37,304
Goodwill and other asset impairment, net of tax	249,316	3,665	560
Gain on early retirement of debt, net of tax	(3,592)	-	-
Net income (loss) – non GAAP	$(6,862)	$25,214	$37,864

The following table reconciles reported GAAP diluted earnings (loss) per share (“EPS”) to non-GAAP diluted EPS:

Unaudited – EPS	Year Ended December 31,
	2008	2007	2006
Income (loss) per diluted share from continuing operations – as
reported	$(9.94)	$1.06	$1.48
Goodwill and other asset impairment, net of tax	10.23	-	-
Gain on early retirement of debt, net of tax	(0.18)	-	-
Income (loss) per diluted share from continuing operations –
non GAAP	$0.11	$1.06	$1.48

Income (loss) per diluted share from discontinued operations –
as reported	$(2.68)	$-	$0.29
Goodwill and other asset impairment, net of tax	2.23	0.17	0.03
Income (loss) per diluted share from discontinued operations –
non GAAP	$(0.45)	$0.17	$0.32

Net income (loss) per diluted share as reported	$(12.62)	$1.06	$1.77
Goodwill and other asset impairment, net of tax	12.46	0.17	0.03
Gain on early retirement of debt, net of tax	(0.18)	-	-
Net income (loss) per diluted share – non GAAP	$(0.34)	$1.23	$1.80

Discontinued Operations
We perform an internal evaluation of our store performance, on a store-by-store basis, in the last month of each quarter. If a particular location does not meet certain return on investment criteria established by our management team, the location is targeted for potential disposition. If a store that has been identified for potential disposition does not improve its operations for an extended period of time, the decision is made to divest the location. Additional factors we consider that may result in the disposition of a location include capital commitment requirements, our estimate of local market and franchise outlook, and the geographic location of certain stores.

When the decision is made to dispose of a location, we evaluate the store to ensure that it meets the criteria to be classified as “held for sale,” as defined by paragraph 30 of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This evaluation includes the following considerations:

  Our executive management group, possessing the necessary authority, commits to a plan to dispose the store.

  The store is available for immediate sale in its present condition. The sale is subject only to terms that are usual and customary.

  We initiate an active program to locate buyers and take other actions that are required to sell the store.

  We believe there is a market for the store and that its disposal is likely. We also expect to record the transfer of the store as a completed sale within one year.

  We actively market the store for sale at a price that is reasonable in relation to current estimated fair value.

  We believe it is unlikely management will make significant changes to the plan or withdraw the plan. We have not, to date, withdrawn any plan related to the disposal of store locations.

When a store has been classified as held for sale for a period exceeding one year, we evaluate whether we continue to meet the criteria of SFAS No. 144, which states that we must evaluate whether we (1) initiated actions necessary to respond to the poor market conditions during the initial one-year period, (2) continue to actively market the asset at a price that is reasonable in view of market conditions, and (3) continue to meet all of the other criteria in paragraph 30 for classifying the asset as held for sale.

In the second quarter of 2008, we had three stores classified as held for sale for a period exceeding one year. Additionally, as part of the restructuring plan announced on June 3, 2008, we performed an evaluation of our portfolio of stores, resulting in 12 underperforming stores, mostly consisting of domestic franchises, being selected for disposal. We also elected to close a facility at that time. Given these facts, we evaluated whether the classification of all stores as held for sale and presented in discontinued operations was appropriate under SFAS No. 144.

The three stores identified above represented some of the worst-performing locations in our portfolio. Their poor performance, coupled with the increasingly negative environment for automotive retailing, necessitated a longer period to complete the sale of these locations. Over the initial one-year period, we had entered into multiple preliminary asset sales agreements, confirming that prospective buyers were interested in these locations. Over the period these stores were available for sale, we continued to lower the price of the three dealerships. We recorded additional impairment charges to recognize the assets at estimated fair value based on the outlook for potential sale proceeds. We believe our response to the declining economic factors, diminishing sources of credit with financially viable terms, and overall uncertainty surrounding the future demonstrated that we took:

  actions necessary to respond to a change in circumstances; and

  that the assets were and continue to be actively marketed at a reasonable price given the continuing changes in circumstances.

Finally, for these three locations, we evaluated the six criteria in paragraph 30 of SFAS No. 144 and concluded that we continued to meet the required criteria. We determined that the 13 stores targeted for disposal as a result of our restructuring plan also met the criteria of paragraph 30 of SFAS No. 144. Therefore, we believe that the stores’ classification in discontinued operations is appropriate.

In addition, during the third quarter of 2008, 15 additional stores were classified as discontinued operations for a total of 28 stores in 2008. Given the significant number of stores classified as held for sale, and the fact that the sale of certain stores was not prompt, we considered additional factors prior to classifying the additional 15 stores as discontinued operations including:

  the inherent difficulty in selling three of the worst-performing stores in our portfolio, and the fact that the other stores targeted for disposal in 2008 would be more desirable to potential buyers.
  For example, we closed on the sale of two locations in the third quarter of 2008 that were initially classified as held for sale in the second quarter of 2008;

  that one of the locations classified as held for sale for a period exceeding one year had been sold in the third quarter of 2008, and another location had been closed;

  that three stores classified as held for sale in the second quarter of 2008 were under preliminary contract to be sold; and

  that 9 of the 15 stores classified in the third quarter of 2008 have been sold or were under preliminary contract to be sold.

Therefore, we believe that a market continues to exist for the stores we have targeted for disposal, and that we met the other criteria outlined by paragraph 30 of SFAS 144. As of December 31, 2008, we have one store that has been classified as held for sale for a period exceeding one year. We believe that this store’s continued classification in discontinued operations is appropriate.

We disposed of nine stores and closed four stores classified within discontinued operations during 2008. As of December 31, 2008, 18 stores were classified as held for sale. We disposed of three additional stores classified within discontinued operations in the first quarter of 2009 through the date of the filing of this Form 10-K. See Notes 19 and 21 of Notes to Consolidated Financial Statements for additional information.

During the first six months of 2009, we disposed of four stores. With the completion of the sales, we met the criteria under SFAS No. 144 to reclassify the results of their operations as discontinued operations. During the second quarter of 2009, as a result of the Chrysler and GM bankruptcy filings, four additional stores met the criteria under SFAS No. 144 for reporting as discontinued operations. Two of these locations were Chrysler franchises that ceased operations in July 2009. The other two locations are GM stores that received notification of their closure and repurchase by GM through a modification of the franchise agreement.

As a result of these actions and in accordance with SFAS No. 144, the accompanying consolidated statements of operations, cash flows and related notes to the consolidated financial statements have been reclassified for all periods presented to reflect the results of operations and cash flows of the aforementioned stores as discontinued operations as if the decision to dispose of the stores had been made as of the beginning of the earliest period presented.

In accordance with SFAS No. 144, the reclassification of assets and liabilities associated with the stores reclassified as discontinued operations to assets held for sale and liabilities related to assets held for sale is not permitted. Accordingly no reclassifications have been made to the accompanying consolidated balance sheets as of December 31, 2008 and 2007.

Selected Consolidated Quarterly Financial Data
The following tables set forth our unaudited quarterly financial data(1).

2008 (in thousands, except per share data )		Three Months Ended,
		March 31	June 30	September 30	December 31
Revenues:
New vehicle sales		$289,617	$308,830	$282,669	$190,753
Used vehicle sales		140,429	135,504	137,230	101,386
Finance and insurance		20,072	20,263	19,400	13,023
Service, body and parts		66,997	65,624	66,728	64,447
Fleet and other		910	1,432	846	1,637
Total revenues		518,025	531,653	506,873	371,246
Cost of sales		429,676	442,245	421,834	300,849
Gross profit		88,349	89,408	85,039	70,397
Goodwill impairment		-	272,503	-	-
Other asset impairments		-	21,572	-	-
Selling, general and administrative		75,410	76,892	70,079	62,170
Depreciation and amortization		4,298	4,261	4,073	4,012
Operating income (loss)		8,641	(285,820)	10,887	4,215
Floorplan interest expense		(4,708)	(4,750)	(4,300)	(5,153)
Other interest expense		(4,169)	(4,251)	(4,070)	(3,829)
Other, net		55	1,068	1,881	3,613
Income (loss) from continuing operations before income
taxes		(181)	(293,753)	4,398	(1,154)
Income tax (provision) benefit		74	92,545	(1,899)	933
Income (loss) before discontinued operations		(107)	(201,208)	2,499	(221)
Discontinued operations, net of tax		(2,054)	(42,576)	(4,862)	(4,057)
Net loss		$(2,161)	$(243,784)	$(2,363)	$(4,278)

Basic income (loss) per share from continuing operations		$(0.01)	$(10.12)	$0.12	$(0.01)
Basic loss per share from discontinued operations		(0.10)	(2.15)	(0.24)	(0.20)
Basic net loss per share		$(0.11)	$(12.27)	$(0.12)	$(0.21)

Diluted income (loss) per share from continuing
operations		$(0.01)	$(10.12)	0.12	$(0.01)
Diluted loss per share from discontinued operations		(0.10)	(2.15)	$(0.24)	(0.20)
Diluted net loss per share	$	(0.11)	$(12.27)	$(0.12)	$(0.21)

2007 (in thousands, except per share data )	Three Months Ended,
	March 31	June 30	September 30	December 31
Revenues:
New vehicle sales	$325,913	$392,201	$374,713	$307,258
Used vehicle sales	152,305	171,930	165,859	127,806
Finance and insurance	22,742	25,705	25,615	18,610
Service, body and parts	63,026	66,263	67,208	65,150
Fleet and other	634	1,230	1,812	926
Total revenues	564,620	657,329	635,207	519,750
Cost of sales	465,551	546,789	527,279	433,474
Gross profit	99,069	110,540	107,928	86,276
Selling, general and administrative	79,125	83,156	79,462	73,999
Depreciation and amortization	3,559	3,861	3,996	4,350
Operating income	16,385	23,523	24,470	7,927
Floorplan interest expense	(5,151)	(5,954)	(5,872)	(4,940)
Other interest expense	(3,521)	(3,767)	(3,551)	(3,949)
Other, net	171	68	103	272
Income (loss) from continuing operations before income
taxes	7,884	13,870	15,150	(690)
Income tax (provision) benefit	(3,098)	(5,494)	(6,148)	40
Income (loss) before discontinued operations	4,786	8,376	9,002	(650)
Discontinued operations, net of tax	2,289	(433)	2,235	(4,056)
Net income (loss)	$7,075	$7,943	$11,237	$(4,706)

Basic income (loss) per share from continuing operations	$0.25	$0.43	$0.46	$(0.03)
Basic income (loss) per share from discontinued
operations	0.11	(0.02)	0.12	(0.21)
Basic net income (loss) per share	$0.36	$0.41	$0.58	$(0.24)

Diluted income (loss) per share from continuing
operations	$0.24	$0.40	$0.43	$(0.03)
Diluted income (loss) per share from discontinued
operations	0.10	(0.02)	0.10	(0.21)
Diluted net income (loss) per share	$0.34	$0.38	$0.53	$(0.24)
(1) Quarterly data may not add to yearly totals due to rounding.

Seasonality and Quarterly Fluctuations
Historically, our sales have been lower in the first and fourth quarters of each year due to consumer purchasing patterns during the holiday season, inclement weather in certain of our markets and the reduced number of business days during the holiday season. As a result, financial performance is expected to be lower during the first and fourth quarters than during the second and third quarters of each fiscal year. We believe that interest rates, levels of consumer debt, consumer confidence and manufacturer sales incentives, as well as general economic conditions, also contribute to fluctuations in sales and operating results. Acquisitions had also been a contributor to fluctuations in our operating results from quarter to quarter.

However, in 2008, primarily as a result of economic conditions previously described, these historical trends have not continued. The seasonal improvement typically experienced in the second and third quarters of 2008 did not occur, as sales levels remained relatively flat compared with levels experienced in the fourth quarter of 2007 and the first quarter of 2008. We also experienced a decline in sales levels in the fourth quarter of 2008 from the flat levels experienced in the first three quarters of 2008. We believe this to be the result of a combination of both seasonal trends and overall macroeconomic issues, and uncertainty remains as to the impact of both of these factors in the future.

Liquidity and Capital Resources

GMAC Reclassification
On November 30, 2006, General Motors (“GM”) completed the sale of a majority equity stake in GMAC to an investment consortium. Although GMAC continues to be the exclusive provider of GM financial products and services and continues to have the relationships with GM, GM has indicated in its public filings that it no longer controls the GMAC entity. As a result, we treat the financing of new vehicles by GMAC after the change in ownership control as a financing activity.

Repayments of floorplan debt on vehicles financed prior to this change in control continue to be classified as an operating activity, which reduced cash flows from operating activities by $85.6 million in 2007 and $25.1 million in 2006. The effect in 2008 was immaterial. On a non-GAAP basis, the elimination of the effect of the change in control would have increased cash flows from operations and decreased cash flows from financing activities as follows (in thousands):

	Year Ended December 31,
	2007	2006
Net cash provided by (used in) operating activities as reported	$(49,211)	$37,939
Effect of GMAC reclassification	85,576	25,061
Net cash provided by operating activities, non-GAAP	$36,365	$63,000

Net cash provided by financing activities as reported	$124,908	$114,872
Effect of GMAC reclassification	(85,576)	(25,061)
Net cash used by financing activities, non-GAAP	$39,332	$89,911

We believe the reader should consider this factor when reviewing our statement of cash flows and related cash flows from operating activities. Each of the foregoing non-GAAP financial measures improves the transparency of our disclosure, provides a meaningful presentation of our results from core business operations excluding the impact of items not related to our ongoing core business operations, and improves the period-to-period comparability of our results from core business operations. We do not anticipate this condition to occur in future periods, as floorplan financing does not typically change classification categories in the statement of cash flows.

Principal Needs
Our principal needs for liquidity and capital resources are for capital expenditures, working capital and debt repayment. Historically, we have also used capital resources to fund our cash dividend payment and for acquisitions. We intend to utilize capital resources in the future to pay a dividend and to acquire locations as part of our long-term growth strategy.

We have relied primarily upon internally generated cash flows from operations, borrowings under our credit agreements, financing of real estate and the proceeds from public equity and private debt offerings to finance operations and expansion. During 2008, we generated $151 million through the sale of assets and stores and the issuance of long-term debt. We believe the continued execution of our restructuring plan will result in available cash, cash equivalents, available lines of credit, planned asset sales and cash flows from operations that will be sufficient to meet our anticipated operating expenses, debt maturities and capital requirements for at least the next 12 months from December 31, 2008. However, no assurances can be provided that our restructuring plan and our cash flows from operations will be sufficient to meet our anticipated needs.

At December 31, 2008, we had sufficient availability utilizing both unadvanced floorplan financing and our Credit Facility to refinance our remaining $42.5 million of outstanding 2.875% Notes which can be put to us in May 2009 at the option of the holders, and to accommodate our long-term growth strategy.

At December 31, 2008, we also had 18 stores held for sale, for which we estimate net proceeds upon sale to be approximately $54.4 million. We disposed of three of these stores in the first quarter of 2009 through the date of the filing of this Form 10-K, generating net proceeds of $3.5 million.

In addition to the above sources of capital, potential sources of additional liquidity include the placement of subordinated debentures or loans, additional store sales or additional other asset sales. We will evaluate all of these options and select one or more of them depending on overall capital needs and the availability and cost of capital, although no assurances can be provided that these capital sources will be available to us in sufficient amounts or with terms acceptable to us.

Summary of Outstanding Balances on Credit Facilities
Interest rates on all of our credit facilities below, excluding the effects of our interest rate swaps, ranged from 1.59% to 4.75% at December 31, 2008. Amounts outstanding on the lines at December 31, 2008, together with amounts remaining available under such lines were as follows (in thousands):

	Outstanding at	Maximum Availability
	December 31,	at December 31,
	2008	2008
New and program vehicle lines	$337,700	$-	(1)
Working capital, acquisition and used vehicle credit facility	86,000	34,747	(2)(3)
	$423,700	$34,747

(1)	There are no formal limits on the new and program vehicle lines with certain lenders.
(2)	Reduced by $349 for outstanding letters of credit.
(3)	The amount available on the line is limited based on a borrowing base calculation and fluctuates monthly.

Inventories and Flooring Notes Payable
We maintained a disciplined inventory approach throughout 2008. As a result of the challenging economic environment, during the second quarter of 2008, we repriced our entire inventory to reflect current demand and pricing in an effort to move older and less popular vehicles. Our days supply of new vehicles at December 31, 2008 was 36 days above our five-year average historical days supply and 45 days above our December 31, 2007 levels. This resulted from the dramatic drop in retail sales in the fourth quarter of 2008. We continue to reduce new inventories by ordering less vehicles in order to sell through the inventory on hand. We reduced our days supply of new vehicles by 25 days between December 31, 2008 and February 28, 2009.

Given the disruptions in the credit markets, captive finance companies have experienced increases in capital cost and decreases in availability of funds. We have not experienced any disruption in our inventory flooring arrangements. Rates have gone up by 50 to 100 basis points, with certain lending restrictions on aged inventories. No assurances can be given that we will not experience disruptions in available credit for new vehicle inventories in the future.

Our days supply of used vehicles was 9 days above our historical December 31 balances at December 31, 2008. Primarily as a result of our used vehicle repricing strategy, we reduced our days supply of used vehicles by 4 days between June 30, 2008 and December 31, 2008. We reduced our days supply of used vehicles by 15 days between December 31, 2008 and February 28, 2009. We continue to work to respond to changes in consumer demand in order to bring our used vehicle inventory in line with historical levels.

While our days supply of new and used vehicles is up, inventories are down in absolute dollars. In connection with the decreased inventories, our new vehicle flooring notes payable decreased to $337.7 million at December 31, 2008 from $451.6 million at December 31, 2007. New vehicles are financed at approximately 100% of invoice cost.

Working Capital, Acquisition and Used Vehicle Credit Facility
We have a working capital, acquisition and used vehicle credit facility (the “Credit Facility”) with U.S. Bank National Association, DaimlerChrysler Financial Services Americas LLC (“Chrysler Financial”), DCFS U.S.A. LLC (“Mercedes Financial”) and Toyota Motor Credit Corporation (“TMCC”).

In August 2008, we amended the Credit Facility, effective as of June 30, 2008. This amendment reduced our minimum net worth ratio and lowered our required covenant performance ratios through the second quarter of 2009, to allow us to operate more effectively in the current economic environment. Beginning in the third quarter of 2009, the covenant performance ratio requirements increase on a quarterly basis so that by the fourth quarter of 2009, they will return to the levels mandated in the original agreement.

Due to the slowing of our acquisition plans, and in an effort to reduce the fees associated with unutilized credit, the total amount available on the line was reduced from $300 million to $150 million in connection with the fourth amendment. As part of the fourth amendment, we received approval to dispose of approximately $150 million in assets, including assets currently held for sale. The schedule of assets approved for disposal was updated in a fifth amendment to the Credit Facility in December 2008.

In addition, under the fourth amendment, cash dividends were limited to $0.05 per share in the third quarter of 2008 and are permitted, based on a formula, beyond that quarter. Although we suspended our dividend based on fourth quarter results, we would not have been allowed to pay it under the formula stipulated by the agreement. Repurchases by us of our common stock are not permitted without the prior approval of our lenders. The interest rate on the agreement increased, which resulted in additional expense of approximately $0.5 million, or $0.03 per share, in 2008. We were assessed a $0.2 million change fee on the amendment and the maturity date was revised to April 30, 2010. We believe the Credit Facility continues to be an attractive source of financing given the current cost and availability of credit alternatives.

Loans are guaranteed by all of our subsidiaries and are secured by new vehicle inventory, used vehicle and parts inventory, equipment other than fixtures, deposit accounts, accounts receivable, investment property and other intangible personal property. Capital stock and other equity interests of our subsidiary stores and certain other subsidiaries are excluded. The lenders’ security interest in new vehicle inventory is subordinated to the interests of floorplan financing lenders, including Chrysler Financial, Mercedes Financial and TMCC. The agreement for this facility provides for events of default that include nonpayment, breach of covenants, a change of control and certain cross-defaults with other indebtedness. In the event of a default, the agreement provides that the lenders may declare the entire principal balance immediately due, foreclose on collateral and increase the applicable interest rate to the revolving loan rate plus 3 percent, among other remedies.

New Vehicle Flooring
Chrysler Financial, Mercedes Financial, TMCC, Ford Motor Credit Company, GMAC LLC, VW Credit, Inc., American Honda Finance Corporation and BMW Financial Services NA, LLC have agreed to floor new vehicles for their respective brands. Chrysler Financial and TMCC serve as the primary lenders for all other brands. The new vehicle lines are secured by new vehicle inventory of the stores financed by that lender. Vehicles financed by lenders not directly associated with the manufacturer are classified as floorplan notes payable: non-trade and are included as a financing activity in our statements of cash flows. Vehicles financed by lenders directly associated with the manufacturer are classified as floorplan notes payable and are included as an operating activity.

Debt Covenants
We are subject to certain financial and restrictive covenants for all of our debt agreements. The Credit Facility agreement includes financial and restrictive covenants typical of such agreements including requirements to maintain a minimum total net worth, minimum current ratio, fixed charge coverage ratio and cash flow leverage ratio. The covenants restrict us from incurring additional indebtedness, making investments, selling or acquiring assets and granting security interests in our assets.

We utilize an internal forecast to project compliance with our covenants. Top line revenue numbers were significantly worse than our internal forecast had anticipated for the second half of 2008. Despite this negative development, we were able to improve our vehicle margins and reduce our SG&A and other costs in-line with these changes. As a result, our overall attainment to forecasted results was near expectation. We believe our 2009 forecast utilizes assumptions that are conservative.

The fourth amendment to our Credit Facility stipulates a minimum net worth of not less than $245 million, with an additional reduction of up to $30 million related to any intangible asset impairment charges. This net worth covenant is adjusted up by 75% of any net income amounts, and is not adjusted down based on net loss amounts. Our fixed charge coverage ratio cannot be less than 1.0:1, and our cash flow leverage ratio cannot be more than 3.0 to 1. Our minimum current ratio cannot be less than 1.2:1.

As of December 31, 2008, our minimum net worth was approximately $248.3 million, our fixed charge coverage ratio was 1.10 to 1, our cash flow leverage ratio was 2.45 to 1 and our minimum current ratio was 1.25 to 1. Based on this data, we were in compliance with the four financial covenants set forth in our Credit Facility.

Based on our most recent forecast for 2009, we have identified the risk of non-compliance with our minimum current ratio covenant required by our Credit Facility in the quarterly measurement period ending June 30, 2009. In the second quarter of 2009, the Credit Facility will have a remaining term of less than one year and will therefore become classified as a current obligation on our consolidated balance sheet. We are in negotiations to amend certain terms and conditions of the Credit Facility, including the minimum current ratio covenant, to ensure prospective compliance. We believe we will be successful in obtaining the amendment. However, if we are unsuccessful in obtaining the amendment, we will commence a number of initiatives to create sufficient liquidity to pay down the required outstanding balance on the Credit Facility.

As previously disclosed, we have identified for sale a number of non-strategic properties and dealerships. Several dealerships are under executed sale agreements and are expected to close prior to June 30, 2009, subject to normal terms and conditions in the industry. In addition, we are in the process of financing, or refinancing, certain real properties with other third party lenders.

In the event sales of identified properties and dealerships and the financing of properties do not result in sufficient levels of proceeds, or do not occur within the time frame necessary to enable us to comply with our June 30, 2009 minimum current ratio covenant, we intend to accelerate and expand upon additional cost-cutting and cash generating initiatives currently being implemented. The acceleration and expansion of these initiatives is expected to provide additional liquidity in sufficient levels to repay all outstanding amounts on the Credit Facility by June 30, 2009 and to continue operations without further advances on the Credit Facility through at least December 31, 2009. These initiatives include reducing the days supply of inventories of used vehicles and parts, increasing the flooring and/or refinancing of program and employee operated vehicles, reduction of employee compensation, deferring certain capital expenditures and paying vendors and service providers pursuant to their maximum stipulated terms or on revised terms. However, no assurances can be provided that we will be successful in executing these plans, including obtaining an amendment to the Credit Facility, completing the sale of dealerships and non-strategic properties, financing or refinancing certain real properties, or achieving liquidity through other initiatives.

In the event that we are unable to meet the financial and restrictive covenants, we would enter into a discussion with the lenders to remediate the condition. If we were unable to remediate or cure the condition, a breach would give rise to certain remedies under the agreement, the most severe of which is the termination of the agreement and acceleration of the amounts owed.

2.875% Senior Subordinated Convertible Notes due 2014
Following our repurchases through the filing date of this Form 10-K, which totaled $42.5 million of face amount, as of March 16, 2009, we had outstanding $42.5 million of Notes due 2014. We will also pay contingent interest on the Notes during any six-month interest period beginning May 1, 2009, in which the trading price of the notes for a specified period of time equals or exceeds 120% of the principal amount of the notes. The notes are currently convertible into shares of our Class A common stock at a price of $36.09 per share upon the satisfaction of certain conditions and upon the occurrence of certain events as follows:

  if, prior to May 1, 2009, and during any calendar quarter, the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter;

  if, after May 1, 2009, the closing sale price of our common stock exceeds 120% of the conversion price;

  if, during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of such period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes;

  if the notes have been called for redemption; or

  upon certain specified corporate events.

A declaration and payment of a dividend in excess of $0.08 per share per quarter will result in additional adjustments in the conversion rate for the notes if such cumulative adjustment exceeds 1% of the current conversion rate. The January and July 2008 dividends resulted in changes in the current conversion rate per $1,000 of notes, which is currently 27.7098.

The notes are redeemable at our option beginning May 6, 2009 at the redemption price of 100% of the principal amount plus any accrued interest. The holders of the notes can require us to repurchase all or some of the notes on May 1, 2009 and upon certain events constituting a fundamental change or a termination of trading. A fundamental change is any transaction or event in which all or substantially all of our common stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, consideration that is not all, or substantially all, common stock that is listed on, or immediately after the transaction or event, will be listed on, a United States national securities exchange. A termination of trading will have occurred if our common stock is not listed for trading on a national securities exchange or the Nasdaq National Market.

The following table summarizes our repurchases to date, all of which were made on the open market:

	Face	Purchase	Total	Gain on Early
Purchase	Amount	Price	Purchase	Retirement of
Date	Purchased	per $100	Price	Debt
August 2008	$16.0 million	$89.0	$14.4 million	$1.6 million
October 2008	17.4 million	$86.5	15.1 million	2.2 million
October 2008	4.6 million	$81.0	3.7 million	0.9 million
December 2008	4.5 million	$89.0	4.0 million	0.5 million
	$42.5 million		$37.2 million	$5.2 million

The gain of $5.2 million on the early retirement of the debt through December 31, 2008, is recorded as a component of other income, net on the consolidated statement of operations.

Share Repurchase and Dividends
Our Board of Directors declared dividends of $0.14 per share on our Class A and Class B common stock, which were paid in January 2008, April 2008 and July 2008 and totaled approximately $2.8 million each payment period. In addition, our Board of Directors declared a dividend of $0.05 per share on our Class A and Class B common stock related to third quarter 2008, which totaled $1.0 million and was paid on October 29, 2008. Management evaluates performance and makes a recommendation on dividend payments on a quarterly basis. Pursuant to our amended credit facility, cash dividends were limited to $0.05 per share in the third quarter of 2008 and are allowed, based on a formula, beyond that quarter. Based on our fourth quarter results and the broader economy, we suspended our dividend for the quarter. However, a dividend would not have been allowed pursuant to our Credit Facility.

In June 2000, our Board of Directors authorized the repurchase of up to 1,000,000 shares of our Class A common stock. Through December 31, 2008, we have purchased a total of 479,731 shares under this program, none of which were purchased during 2008. The fourth amendment to the credit facility requires lender approval prior to any share repurchases. We may continue to repurchase shares from time to time in the future if permitted by our credit facilities and as conditions warrant. Current tax law tends to equalize the benefits of dividends and share repurchases as a means to return capital or earnings to shareholders

Contractual Payment Obligations

A summary of our contractual commitments and obligations as of December 31, 2008 was as follows (in thousands):

	Payments Due By Period
Contractual Obligation			2010 and	2012 and	2014 and
	Total	2009	2011	2013	beyond
Floorplan Notes	$337,700	$337,700	$-	$-	$-
Lines of Credit and Long-
Term Debt	343,818	78,634	125,211	52,652	87,321
Interest on Scheduled
Debt Payments	66,414	11,658	18,560	13,918	22,278
Fixed Rate Payments on
Interest Rate Swaps	23,097	4,592	8,655	6,424	3,426
Estimated Chargebacks
on Contracts	13,497	8,059	4,936	489	13
Capital Commitments	14,603	14,603	-	-	-
Operating Leases	174,879	21,567	33,780	26,065	93,467
	$974,008	$476,813	$191,142	$99,548	$206,505

We had capital commitments of $14.6 million at December 31, 2008 for the construction of two new facilities, both of which are replacing existing facilities. We already incurred $29.2 million for these projects and anticipate incurring the remaining $14.6 million in 2009. In the second quarter of 2008, we terminated approximately $60 million of non-essential construction projects and placed other pending capital investments on hold. As a result of these actions, we recorded an expense of approximately $4.5 million, of which $3.0 million was related to invoiced expenditures and $1.5 million was related to capitalized interest incurred on the expenditures and associated land.

We expect to pay for the construction out of existing cash balances, construction financing and borrowings on our line of credit. Upon completion of the projects, we anticipate securing long-term financing and general borrowings from third party lenders for 70% to 90% of the amounts expended, although no assurances can be provided that these financings will be available to us in sufficient amounts or with terms acceptable to us.

We anticipate approximately $16 million in non-financeable capital expenditures in the next one to three years for various new facilities and other construction projects currently under consideration. Non-financeable capital expenditures are defined as minor upgrades to existing facilities, minor leasehold improvements, the percentage of major construction typically not financed by commercial mortgage debt, and purchases of furniture and equipment. We will continue to evaluate the advisability of the expenditures given the current weak economic environment, and anticipate a prudent approach to future capital commitments.

Critical Accounting Policies and Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and reported amounts of revenues and expenses at the date of the financial statements. Some of our accounting policies require us to make difficult and subjective judgments on matters that are inherently uncertain. The following accounting policies involve critical accounting estimates because they are particularly dependent on assumptions made by management. While we have made our best estimates based on facts and circumstances available to us at the time, different estimates could have been used in the current period. Changes in the accounting estimates we used are reasonably likely to occur from period to period, which may have a material impact on the presentation of our financial condition and results of operations.

Our most critical accounting estimates include assessment of recoverability of our deferred tax asset, indefinite-lived intangible assets, recoverability of long-lived assets, estimates of expected proceeds on assets held for sale, service contract and lifetime oil contract income recognition and workers’ compensation insurance premium accrual. We also have other key accounting policies, such as our policies for valuation of accounts receivable, expense accruals and revenue recognition. However, these policies either do not meet the definition of critical accounting estimates described above or are not currently material items in our financial statements. We review our estimates, judgments and assumptions periodically and reflect the effects of revisions in the period that they are deemed to be necessary. We believe that these estimates are reasonable. However, actual results could differ from these estimates.

Nature of Critical	Assumptions/	Effect of a Change in
Estimate Item	Approach Used	Assumptions
Deferred Tax Asset
Due to impairment of	Pursuant to SFAS No. 109, “Accounting	If we are unable to meet the
goodwill and franchise	for Income Taxes,” we considered	projected operational results
value, we are in a	whether it is more likely than not that	utilized in our analysis, and
position where our	some portion or all of the deferred tax	depending on the nature of our
future tax deductible	assets will not be realized.	operations as compared to
amounts exceed our		available tax planning
future tax payable	The ultimate realization of deferred tax	strategies, we might record a
amounts.	assets is dependent upon future taxable	valuation allowance on a
	income during the periods in which those	portion or all of our deferred tax
As of December 31,	temporary differences become deductible.	asset.
2008, we have a net	We consider the scheduled reversal of
deferred tax asset of	deferred tax liabilities (including the	In the event that the domestic
approximately $46.5	impact of available carryback and	manufacturers are unable to
million.	carryforward periods), projected future	remain solvent, our operations
	taxable income, and tax-planning	may be impacted and we might
	strategies in making this assessment.	record a valuation allowance on
a portion or all of the deferred
	Based upon the level of historical taxable	tax asset.
income, projections for future taxable
	income over the periods in which the	In the event that we are forced
	deferred tax assets are deductible, and	to file for bankruptcy protection,
	available tax-planning strategies, we	we would be forced to record a
	believe it is more likely than not that we	valuation allowance on all of the
	will realize the benefits of these	deferred tax asset.
deductible differences.

At December 31, 2008, we have not
recorded any valuation allowance on
deferred tax assets. However, a valuation
allowance could be recorded in the future
if estimates of taxable income during the
carryforward period are reduced.

Nature of Critical	Assumptions/	Effect of a Change in
Estimate Item	Approach Used	Assumptions
Indefinite-lived
Intangible Assets
We have determined that	Future cash flows are based on recently	A future decline in
our franchise agreements	prepared forecasts and business plans to	store performance,
with various	estimate the future economic benefits that the	change in projected
manufacturers represent	store will generate. We estimate the appropriate	growth rates, other
the most significant	discount rate to convert the future economic	margin assumptions
portion of intangible	benefits to their present value equivalent.	and changes in
assets without a definite		interest rates could
life.	We have determined that only certain cash flows	result in a potential
	of the store are attributable to the Franchise	impairment of one or
We review our indefinite-	Value.	more of our
lived intangible assets at		franchises.
least annually by applying	According to Emerging Issues Task Force
a fair-value based test	(“EITF”) 02-7, “Unit of Accounting for Testing	In the event that the
using the APV method to	Impairment of Indefinite-Lived Intangible Assets,”	domestic
indicate fair value. During	we have concluded that the appropriate unit of	manufacturers are
2008, we reviewed our	accounting for determining franchise value is on	unable to remain
indefinite-lived intangible	an individual store basis.	solvent, we may
assets in the second		record a partial or total
quarter of 2008, as	Growth rates are calculated for five years based	impairment on the
discussed above. We	on management’s forecasted sales projections.	remaining franchise
also reviewed our	The growth rates used for periods beyond five	value. As of December
indefinite-lived intangible	years are calculated based on the U.S.	31, 2008, we had
assets at the end of the	Department of Labor, Bureau of Labor Statistics	domestic franchise
fourth quarter of 2008.	for historical consumer	value totaling $19.1
	price index data.	million.
Additionally, we stipulate
a period of time prior to	The discount rate applied to the future cash flows
testing assets that have	is derived from an APV Model which factors in an
been recently acquired in	equity risk premium, small stock risk premium, a
order to allow them to be	beta and a risk free rate.
integrated into our
operations. As we have	We also evaluate each franchise based on
not recently acquired any	Management’s judgment and have recorded
stand-alone locations, no	impairments on certain domestic locations based
assets were excluded	on this evaluation.
from testing in 2008.
During 2008, we recorded impairments to
franchises, which totaled $14.6 million as a
component of continuing operations and $7.5
million as a component of discontinued
operations. There were no impairments to
franchises as a component of continuing
operations in 2007 or 2006. At December 31,
2008 and 2007, other indefinite-lived intangible
assets were $42.0 million and $68.9 million,
respectively.

Nature of Critical	Assumptions/	Effect of a Change in
Estimate Item	Approach Used	Assumptions
Long Lived Assets Held
and Used
We review our long-lived	We evaluate the current and prior two years	A future decline in
assets held and used at	operating results. If a store has an operating loss	store performance,
least annually by	in the current year and one of the prior two, it is	change in projected
calculating the projected	evaluated for impairment. Additionally, certain	growth rates, and
undiscounted cash flows	locations near breakeven are also included in the	other margin
the assets are projected	evaluation based on Management judgment.	assumptions could
to generate over the life		result in a potential
of the major asset within	We calculate the projected undiscounted cash	impairment of long-
the group.	flows for each asset group based on internally	lived asset groups.
developed forecasts incorporating historical
During 2008, we	results for prior periods.	In the event that the
reviewed our long-lived		domestic
assets held and used in	If the undiscounted cash flows do not exceed the	manufacturers are
the second quarter of	carrying value of the asset, we obtain market	unable to remain
2008, as discussed	data to determine the fair value of the asset	solvent, we may
above. We also reviewed	group.	record an impairment
our long-lived assets held		charge on the long-
and used at the end of	If the fair value of the asset is lower than the	lived assets
the fourth quarter of 2008.	carrying value, an impairment is indicated.	associated with the
franchise.
We recorded impairment charges of $5.5 million
	in 2008 as a component of continuing operations	Currently, 45.3% of
	where fair value was less than carrying value.	our long-lived assets
are associated with
domestic franchises
and 54.7% of our long-
lived assets are
associated with
corporate operations
or import / luxury
locations.

A continued decline in
the commercial real
estate market could
result in a potential
impairment of certain
investment properties
not currently used in
operations.

Nature of Critical	Assumptions/	Effect of a Change in
Estimate Item	Approach Used	Assumptions
Assets Held for Sale
Under the requirements	We have a group of personnel who	A future decline in store
of SFAS 144, when	specialize in the purchase and sale of	performance, change in
assets are classified as	dealership operations. We also enlist the	market conditions for
held for sale, an estimate	services of brokers to assist in developing	commercial real estate, or
of the proceeds that will	leads and ensuring that our dealership	the potential insolvency of a
be received is used to	properties are priced competitively. The	manufacturer could reduce
determine the amount of	ultimate decision on the estimated proceeds	the proceeds that will be
impairment to be	to be received is made by management.	received for the assets.
recorded, if any.
	We utilize historical experience, current	Additionally, if locations are
During 2008, we	asset purchase agreements, feedback from	unable to be sold as
classified approximately	prospective buyers and third party	operating dealerships and
25% of our locations as	estimates of value to determine the	are closed, the remaining
held for sale. As a result,	proceeds we will receive for locations. We	assets, such as real estate
we recorded impairment	also evaluate the gross margin of our	and equipment would need
charges of approximately	locations and calculate the average	to be sold in the open
$70.1 million based on	percentage of margin used to pay rents for	market. This could reduce
our estimate of the	our operations. This evaluation is compared	the proceeds that will be
proceeds that would be	to the gross margin at locations we are	received for the assets.
received.	divesting to support the carrying value of
	real property.	Utilizing a valuation guide
such as NADA or Kelly Blue
	We utilize Manheim auction data to	Book could result in a
	determine the wholesale value of our used	different result in our used
	inventories. This evaluation is updated	vehicle analysis.
quarterly as our used vehicle inventories
	change.	If Manheim auction data is
not accurate, or market
valuations depart from the
historical margins Manheim
has experienced, we could
experience losses not
indicated in the analysis.

At December 31, 2008, we
have approximately $9.8
million in used vehicle
inventory, $93.9 million in
property and equipment,
and $2.0 million in
intangible asset value.

Nature of Critical	Assumptions/	Effect of a Change in
Estimate Item	Approach Used	Assumptions
Service Contract, Lifetime
Oil Change, and Other
Insurance Contract
Income Recognition
We receive fees from the sale	We have established a reserve for	A 10% increase in
of vehicle service contracts	estimated future charge-backs based	cancellations would result
and lifetime oil contracts to	on an analysis of historical charge-	in an additional reserve of
customers. The contracts are	backs in conjunction with estimated	approximately $1.4 million.
sold through an unrelated	lives of the applicable contracts. If
third party, but we may be	future cancellations are different than
charged back for a portion of	expected based on historical
the fees in the event of early	experience, we could have additional
termination of the contracts by	expense or income related to the
customers.	cancellations in future periods

We may also participate in	At December 31, 2008 and 2007, this
future underwriting profit	reserve totaled $13.5 million and $15.7
pursuant to retrospective	million, respectively, and is included in
commission arrangements,	accrued liabilities and other long-term
which are recognized as	liabilities on our consolidated balance
income upon receipt.	sheets.

Workers’ Compensation
Insurance Premium Accrual
Insurance premiums are	As of December 31, 2008 and 2007, the	A 10% increase in claims
determined under a five-year	reserve for workers compensation	experience would result in
retrospective cost policy,	insurance premiums was $4.3 million	additional reserves of
whereby premium cost	and $5.5 million, respectively, and is	approximately $1.6 million.
depends on experience. We	included in accrued liabilities and other
accrue premiums based on	long-term liabilities on our consolidated
our historical experience	balance sheets.
rating, although the actual
claims can be something	We expect that the retrospective cost
greater or less than the	policy, as opposed to a guaranteed cost
historical experience, which	with a flat premium, will be the most
could create our estimated	cost-effective over time.
liability to either be under or
over accrued.

Premiums are based on
actual claims plus an
insurance component. We
have a maximum exposure to
claims in a given year, at
which point additional claims
are paid by the carrier.

Recent Accounting Pronouncements

See Note 20 of Notes to Consolidated Financial Statements.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.